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                                                               Exhibit 99(a)(12)

Hello, this is a reminder to all j2 Global employees regarding the stock option exchange program. The option exchange program allows all employees of j2 Global to exchange underwater options granted during 1998, 1999, or 2000, and those resulting from the conversion of options granted on or after October 31, 1996 under eFax.com stock plans, for new options to be granted at least six months and one day later, subject to continued employment and other terms of the offer.

The deadline to participate is this Friday, June 22, 2001, at 9 P.M. Pacific Time. j2 administration must receive your properly completed election before that time. If you have not yet sent in your election but you wish to participate, please contact me for documentation and the election form. j2 Global makes no recommendation regarding your participation in this program, and your participation is strictly voluntary and is each employee's personal decision.

Thank you,

Patty